CONSENT OF INDEPENDENT AUDITORS

We consent to the inclusion in this Registration Statement on Form 10, of our report dated June 2, 2006, with respect to the audit of the financial statements of Kalex Corp. We also consent to the reference of our firm under the “Experts” and “Summary Financial Information” in the prospectus.

/s/ Demetrius & Company, L.L.C.

Wayne, New Jersey
August 11, 2006